Power of Attorney

THE UNDERSIGNED hereby appoints each of Leigh J. Abramson, Vice President, Morgan Stanley & Co. Incorporated, Peter Vogelsang, Principal, Morgan Stanley & Co. Incorporated, and Ulrika Ekman, associate of Davis Polk & Wardwell, acting jointly or individually with full power of substitution in the premises as the attorney in fact of the undersigned to prepare, execute and file with the Securities and Exchange Commission on behalf of the undersigned a Statement on
Schedule 13G relating to the Class A common stock of PageMart Wireless, Inc., or, to the extent required by law, in lieu of such Statement on Schedule 13G, a Statement on Schedule 13D, and any amendments thereto which any of the above named attorneys in fact shall, in his or her sole discretion, deem appropriate, provided that any such amendment shall be presented to the undersigned prior to the filing thereof, and hereby confirms any and all action taken by any of such attorneys pursuant to this Power of Attorney.

Dated:  February 13, 1998

                 Conjunto Administrativo Integral, S.A. de C.V.


   /s/  Alejandro F. Sanchez Mujica            /s/  Carlos Gerardo Mahaud Mendez
   --------------------------------            ---------------------------------
   Lic. Alejandro F. Sanchez Mujica            C.P. Carlos Gerardo Mahaud Mendez